Form N-SAR, Sub-Item 77D
Policies with respect to security investments


NUVEEN CORE BOND FUND,
NUVEEN CORE PLUS BOND FUND,
NUVEEN STRATEGIC INCOME FUND,
NUVEEN HIGH INCOME BOND FUND, and
NUVEEN SHORT TERM BOND FUND,
Each a series of Nuveen Investment Funds, Inc.

811-05309


On December 18, 2013, the Nuveen Fund Board approved the following investment policy change for the Nuveen Strategic Income Fund (FTRB) and
Nuveen High Income Bond Fund (FHIB):
* Include investments in loans as principal investments in the prospectus for the Funds, with a prospectus limit of 20% of net assets.

On December 18, 2013, the Nuveen Fund Board approved the following investment policy change for these funds: Nuveen Short Term Bond Fund
(FSTB), Nuveen Intermediate Government Bond
Fund (FIGB), Nuveen Core Bond Fund (FITB),
Nuveen Core Plus Bond Fund (FCB) and Nuveen
Strategic Income Fund (FTRB):
* Provide clarification in the Funds prospectus that investments in adjustable rate mortgage securities (ARMS) are included in the definition of mortgage backed securities, and therefore are principal investments for all five Funds.
* Include investments in municipal bonds as principal investments in the prospectus for FITB, FCB and FTRB (already included for
FSTB and FIGB).

Notification of the above-referenced Funds changes in investment policy was filed as a 497
(supplement) to the Funds prospectus. A copy of the supplement is contained in the Form 497 filing on January 10, 2014, accession number
0001193125-14-007436 and is herein incorporated by reference as an exhibit to the Sub-Item 77D of Form N-SAR.